PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
(To Prospectus dated November 20, 1995)        SEC File No. 33-63895

                                 $125,000,000
                          Southwestern Energy Company
                               MEDIUM-TERM NOTES

                                --------------

                 Due More Than Nine Months From Date of Issue

                                --------------

SOUTHWESTERN ENERGY COMPANY (THE "COMPANY") MAY OFFER FROM TIME TO TIME UP TO $125,000,000 AGGREGATE PRINCIPAL AMOUNT OF MEDIUM-TERM NOTES (THE "NOTES"), WHICH ARE ISSUABLE IN ONE OR MORE SERIES AND MAY BE OFFERED AND SOLD IN THE UNITED STATES. SUCH AGGREGATE PRINCIPAL AMOUNT IS SUBJECT TO REDUCTION AS A RESULT OF THE SALE BY THE COMPANY OF CERTAIN OTHER DEBT SECURITIES REFERRED TO IN THE ACCOMPANYING PROSPECTUS. SEE "PLAN OF DISTRIBUTION". THE INTEREST RATE ON EACH NOTE WILL BE EITHER A FIXED RATE ESTABLISHED BY THE COMPANY AT THE DATE OF ISSUE OF SUCH NOTE, WHICH MAY BE ZERO IN THE CASE OF CERTAIN ORIGINAL ISSUE DISCOUNT NOTES (A "FIXED RATE NOTE"), OR A FLOATING RATE (A "FLOATING RATE NOTE"), IN EITHER CASE AS SET FORTH THEREIN AND SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT (A "PRICING SUPPLEMENT"). A FIXED RATE NOTE MAY PAY A LEVEL AMOUNT IN RESPECT OF BOTH INTEREST AND PRINCIPAL AMORTIZED OVER THE LIFE OF THE NOTE (AN "AMORTIZING NOTE").

UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, INTEREST ON EACH FIXED RATE NOTE IS PAYABLE EACH DECEMBER 1, AND JUNE 1, AND AT MATURITY OR, IF APPLICABLE, UPON EARLIER REDEMPTION OR REPAYMENT. INTEREST ON EACH FLOATING RATE NOTE IS PAYABLE ON THE DATES SET FORTH HEREIN AND IN THE APPLICABLE PRICING SUPPLEMENT. UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, AMORTIZING NOTES WILL PAY PRINCIPAL AND INTEREST SEMIANNUALLY EACH DECEMBER 1, AND JUNE 1, OR QUARTERLY EACH DECEMBER 1, MARCH 1, JUNE 1 AND SEPTEMBER 1, AND AT MATURITY OR, IF APPLICABLE, UPON EARLIER REDEMPTION OR REPAYMENT. EACH NOTE WILL MATURE ON ANY DAY MORE THAN NINE MONTHS FROM THE DATE OF ISSUE, AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. SEE "DESCRIPTION OF NOTES". UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, THE NOTES MAY NOT BE REDEEMED BY THE COMPANY OR THE HOLDER PRIOR TO MATURITY AND WILL BE ISSUED IN FULLY REGISTERED FORM IN DENOMINATIONS OF $1,000 OR ANY AMOUNT IN EXCESS THEREOF WHICH IS AN INTEGRAL MULTIPLE OF $1,000. EACH NOTE WILL BE REPRESENTED EITHER BY A GLOBAL SECURITY REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS DEPOSITORY (A "GLOBAL NOTE"), OR BY A CERTIFICATE ISSUED IN DEFINITIVE FORM (A "DEFINITIVE NOTE"), AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. INTERESTS IN GLOBAL SECURITIES REPRESENTING GLOBAL NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITORY (WITH RESPECT TO PARTICIPANTS' INTERESTS) AND ITS PARTICIPANTS. GLOBAL NOTES WILL NOT BE ISSUABLE AS OR EXCHANGEABLE FOR DEFINITIVE NOTES EXCEPT UNDER THE CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS.

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

                         PRICE TO        AGENTS'             PROCEEDS TO
                        PUBLIC(1)    COMMISSIONS(2)         COMPANY(2)(3)
                        ---------    --------------         -------------
Per Note..............     100%        .125%-.750%         99.875%-99.250%
Total................. $125,000,000 $156,250-$937,500 $124,843,750-$124,062,500

-------
(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.
(2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note, provided, however, that commissions with respect to Notes maturing in thirty years or more will be negotiated.
(3) Assuming Notes are issued at 100% of their principal amount and before deducting expenses payable by the Company estimated at $178,200.

                                --------------

  The Notes are being offered on a continuing basis by the Company through Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Capital Markets, Inc. (individually, an "Agent" and collectively, the "Agents"). The Company or an Agent may reject any offer in whole or in part. The Agents have agreed to use their best efforts to solicit purchases of such Notes. The Company may also sell Notes to an Agent acting as principal for its own account or otherwise, to be determined by such Agent, subject to the express authorization of the Company with respect to sales of such Notes to other dealers. No termination date for the offering of the Notes has been established. Payment of the Purchase Price of Notes will be required to be made in immediately available funds. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution".

                                --------------

MORGAN STANLEY & CO.
           Incorporated
                      MERRILL LYNCH & CO.
                                              NATIONSBANC CAPITAL MARKETS, INC.

February 21, 1997

  IN CONNECTION WITH THIS OFFERING, THE DISTRIBUTORS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
The Company................................................................  S-3
Use of Proceeds............................................................  S-3
Description of Notes.......................................................  S-3
United States Federal Income Taxation...................................... S-16
Plan of Distribution....................................................... S-20
Validity of Notes.......................................................... S-21

                                  PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Information by Reference...........................   2
The Company.................................................................   3
Use of Proceeds.............................................................   3
Ratio of Earnings to Fixed Charges..........................................   4
Description of Debt Securities..............................................   4
Plan of Distribution........................................................  14
Experts.....................................................................  15

                               ----------------

                                  THE COMPANY

  Southwestern Energy Company (the "Company") is an integrated natural gas company. Through its wholly-owned subsidiaries, the Company is engaged in gas and oil exploration and production, natural gas gathering, transmission and marketing, as well as natural gas distribution. The principal sites for the Company's exploration and production program are the Arkoma Basin of Arkansas, the Gulf Coast (both onshore and shallow waters offshore) and the Anadarko Basin of Oklahoma. The Company's natural gas gathering, transmission and distribution properties are located in Arkansas and Missouri. The Company is an exempt holding company under the Public Utility Holding Company Act of 1935.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Pricing Supplement, the Company intends to use the net proceeds from the sale of Notes to refinance outstanding indebtedness and for other general corporate purposes. To the extent proceeds are used to refinance outstanding indebtedness, certain terms of the indebtedness being refinanced will be set forth in the applicable Pricing Supplement.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. The Notes will be issued under the Indenture dated as of December 1, 1995 (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). The Notes issued under the Indenture will constitute one or more series under such Indenture. The particular terms of the Notes sold pursuant to any Pricing Supplement will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or the Indenture.

GENERAL

  The Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes may be issued from time to time in an aggregate principal amount of up to $125,000,000, subject to reduction as a result of the sale by the Company of other Debt Securities referred to in the accompanying Prospectus. For the purpose of this Prospectus Supplement, the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note.

  The Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form. Unless otherwise provided in the applicable Pricing Supplement, Notes will be denominated in Authorized Denominations (as defined below).

  The Notes will be offered on a continuing basis, and each Note will be issued initially as either a Global Note or a Definitive Note. Except as set forth in the Prospectus under "Description of Debt Securities--Global Debt Securities", Global Notes will not be issuable as Definitive Notes. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities. See "Book-Entry System" below.

  The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the agency in The City of New York, maintained by the Company for such purpose; provided that Global Notes will be exchangeable only in the manner and to the extent set forth in the Prospectus under "Description of Debt Securities--Global Debt Securities". On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is The First National Bank of Chicago, c/o First Chicago Trust Company of New York, 14 Wall Street, 8th Floor, Window 2, New York, New York 10005, Attention: Corporate Trust Administration. No service charge will be made for any registration of transfer or exchange of any Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith.

  The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, maturity and principal amount and any other terms on which each Note will be issued.

  As used herein, the following terms shall have the meanings set forth below:

  "Authorized Denominations" means, unless otherwise provided in the applicable Pricing Supplement, $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

  "Business Day" means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation, or executive order to close in The City of New York and (ii) with respect to LIBOR Notes (as defined below), a London Banking Day.

  An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

  "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  "Original Issue Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

  The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

INTEREST AND PRINCIPAL PAYMENTS

  Interest will be payable to the person in whose name a Note is registered at the close of business on the applicable Record Date (the "Holder"); provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a
Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of record on the Record Date with respect to such succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement. See "United States Federal Income Taxation--Original Issue Discount" below.

  Payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. Payments of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depository, as Holder of Global Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a Holder of $10,000,000 or more in aggregate principal amount of Definitive Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent, provided such request is received not later than 15 calendar days prior to the applicable Interest Payment Date.

  Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant rate. See "United States Federal Income Taxation--Original Issue Discount" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default, Notice and Certain Rights on Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extendible Notes", until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each December 1 and June 1 and at maturity or, if applicable, upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each December 1, March 1, June 1 and September 1 or semiannually on each December 1 and June 1, as set forth in the applicable Pricing Supplement, and at maturity or, if applicable, upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

  If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity (or, if applicable, the date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, the payment of interest and principal (and premium, if any) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or, if applicable, the date of redemption or repayment).

  Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

  As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

  Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, or, if applicable, the redemption or repayment date, will be that in effect on the tenth calendar day preceding such maturity or, if applicable, the redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Floating Rate Notes (including Treasury Rate Notes) with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; (iii) in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and (iv) in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable

Pricing Supplement. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or, if applicable, the date of redemption or repayment.

  With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

  Unless otherwise stated in the applicable Pricing Supplement, the calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes shall be The First National Bank of Chicago. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

  The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

  Interest rates will be determined by the Calculation Agent as follows:

 CD Rate Notes

  CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in an amount that is representative for a single transaction at that time with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

 Commercial Paper Rate Notes

  Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper". In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the

Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

  "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                         D X 360
                      Money Market Yield = ________ X 100
                                       360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 Federal Funds Rate Notes

  Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds, as of 9:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

 LIBOR Notes

  LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

    (i) As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable

  Pricing Supplement, the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

    (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in The City of New York on such Interest Determination Date, by three major banks selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such Interest Determination Date that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest Rate).

  "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display designated as LIBOR Page on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars), or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on page 3750 of the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

 Prime Rate Notes

  Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the Prime Rate Notes and in the applicable Pricing
Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan". If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than three quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "Prime Rate" in effect for the applicable period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Services (or such other page as may replace USPRIME1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

 Treasury Rate Notes

  Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest
Rate).

 CMT Rate Notes

  CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week or month, as applicable in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest Rate). If two Treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the

CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

RENEWABLE NOTES

  The applicable Pricing Supplement will indicate whether a Note (other than an Amortizing Note) will mature unless the term of all or any portion of any such Note is renewed in accordance with the procedures described in such Pricing Supplement.

INDEXED NOTES

  The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

EXTENDIBLE NOTES

  The Pricing Supplement relating to each Note (other than an Amortizing Note) will indicate whether the Company has the option to extend the maturity of such Note for one or more whole calendar periods (e.g., weeks, months or years) (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Note (an "Extendible Note"), the procedures relating thereto will be as specified in the applicable Pricing Supplement.

  If the Company elects to extend the maturity of an Extendible Note, the Holder of such Note will have the option to require the Company to repay such Note on the day following the end of the initial interest period, and on the day immediately following the end of each Extension Period, at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. The applicable Pricing Supplement will specify the procedures that must be followed in order to effect such repayment.

INTEREST RATE RESET

  If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, the Pricing Supplement relating to such Note will indicate such option, and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

  Unless otherwise specified in the applicable Pricing Supplement, the Company may exercise such option with respect to a Note by notifying the Paying Agent with respect to such Note of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Date for such Note. Not later than 40 days prior to such Optional Reset Date, such Paying Agent will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each period an "Optional Reset

Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Optional Reset Interest Period.

  Notwithstanding the foregoing, unless otherwise specified in the applicable Pricing Supplement, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Option Reset Date by mailing or causing such Paying Agent to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

  Unless otherwise specified in the applicable Pricing Supplement, if the Company elects to reset the Interest rate or the Spread and/or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest on such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date on which the interest is reset, the Holder thereof must follow the procedures set forth below under "Repayment at the Noteholder's Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent with respect to such Note shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to such Paying Agent, revoke any such tender for repayment until 5:00 p.m. New York City time on the tenth day, whether or not a Business Day, prior to such Optional Reset Date.

COMBINATION OF PROVISIONS

  If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset", "Extendible Notes" and "Renewable Notes".

BOOK-ENTRY SYSTEM

  Upon issuance, all Fixed Rate Global Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Global Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as the Depository, and registered in the name of a nominee of the Depository. Global Notes will not be exchangeable for Definitive Notes, except under the circumstances described in the Prospectus under "Description of Debt Securities--Global Debt Securities". Definitive Notes will not be exchangeable for Global Notes and will not otherwise be issuable as Global Notes.

  A further description of the Depository's procedures with respect to Global Securities representing Global Notes is set forth in the Prospectus under "Description of Debt Securities--Global Debt Securities." The Depository has confirmed to the Company, each Agent and the Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTIONS

  The Notes will be redeemable at the option of the Company prior to the Stated Maturity, if any, only if an Initial Redemption Date ("Initial Redemption Date") is specified in the applicable Pricing Supplement. If so specified, and subject to any other terms set forth in the applicable Pricing Supplement, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Redemption Date in whole or from time to time in part in increments of $1,000 or the minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined below) on notice given not more than 60 days, nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means, unless otherwise specified in the applicable Pricing Supplement, an amount equal to the sum of (i) the Initial Redemption Percentage specified in such Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable (as specified in such Pricing Supplement)) multiplied by the unpaid principal amount or the portion to be redeemed plus (ii) accrued interest, if any, to the date of redemption. Unless otherwise specified in the applicable Pricing Supplement, the Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount thereof or the portion thereof to be redeemed.

  The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the relevant Trustee for cancellation. If the Notes and any applicable Pricing Supplement provide for mandatory sinking fund payments with respect to such Notes, the Indenture provides that, in lieu of making all or any part of the mandatory sinking fund payment in cash, the Company may deliver Notes previously purchased or otherwise acquired (to the extent not previously credited).

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

  If applicable, the Pricing Supplement will indicate the terms on which a Note will be repayable at the option of the Holder prior to its maturity date. Unless otherwise specified in such Pricing Supplement, Notes will be repayable at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

  In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) if a Note is represented by a Global Security held by or on behalf of DTC or its nominee, a telegram, telex, facsimile transmission or a letter from the applicable Participant setting forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the Holder of a Note will be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an Authorized Denomination.

  If a Note is represented by a Global Security, the Depository's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depository's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depository of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depository.

                     UNITED STATES FEDERAL INCOME TAXATION

  The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note that is a "United States person" (as defined below) or that otherwise is subject to United States federal income taxation on a net income basis in respect of a Note (a "United States holder"). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with United States holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, persons that will hold Notes as a part of an integrated investment (including a "straddle") comprised of a Note and one or more other positions or persons that have a "functional currency" other than the U.S. dollar. Any special United States federal income tax considerations relevant to a particular issue of Notes, including any Indexed Notes, will be provided in the applicable Pricing Supplement.

  As used herein, the term "United States person" means a holder of a Note who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia).

  Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situations of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

PAYMENTS OF INTEREST

  Payments of "qualified stated interest" (as defined below under "Original Issue Discount") on a Note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting).

PURCHASE, SALE AND RETIREMENT OF NOTES

  A United States holder's tax basis in a Note generally will equal the cost of such Note to such holder, increased by any amounts includible in income by the holder as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such Note.

  Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the United States holder's tax basis in such Note.

  Except as discussed below with respect to market discount and Short-Term Notes (as defined below), gain or loss recognized by a United States holder will generally be a long term capital gain or loss if the United States holder has held the Note for more than one year at the time of disposition. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a United States holder's ability to offset capital losses against ordinary income and because United States holders that are individuals may be entitled to a preferential tax rate on long-term capital gains.

ORIGINAL ISSUE DISCOUNT

  United States holders of OID Notes generally will be subject to the special tax accounting rules for obligations issued with original issue discount ("OID") provided by the Internal Revenue Code of 1986, as amended (the "Code"), and certain regulations promulgated thereunder (the "OID Regulations"). United States holders of such Notes should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

  As used herein, "OID Note" means (a) a Note that has a stated redemption price at maturity that exceeds the first price at which a substantial amount of the Notes having the same date of issue and otherwise identical terms as such Note are sold for money (other than to an underwriter, placement agent or wholesaler) (its "issue price") by at least 0.25% of such stated redemption price at maturity multiplied by the number of full years from the date of issue to the date of maturity of such Note; and (b) any other Note designated by the Company in the applicable Pricing Supplement as issued with original issue discount for United States federal income tax purposes. For this purpose, the "stated redemption price at maturity" of a Note is the total of all payments to be made in respect of the Note other than payments of "qualified stated interest" (as defined below).

  In general, each United States holder of an OID Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on the Note for all days during the taxable year that the United States holder owns the Note. The daily portions of OID on an OID Note are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an OID Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial holder, the amount of OID on an OID Note allocable to each accrual period is determined by (a) multiplying the "adjusted issue price" (as defined below) of the OID Note at the beginning of the accrual period by the yield to maturity of such OID Note (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest (as defined below) allocable to that accrual period. The yield to maturity of a Note is the discount rate that causes the present value of all payments on the Note as of its original issue date to equal the issue price of such Note. The "adjusted issue price" of an OID Note at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such Note in all prior accrual periods. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of an OID Note at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices. In the case of an OID Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will generally be determined for these purposes as though the OID Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to the interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield that is reasonably expected for the Note, as indicated in the applicable Pricing Supplement. (Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index.) As a result of this "constant yield" method of including OID in income, the amounts includible in income by a United States holder in respect of an OID Note generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

  All payments on an OID Note (other than payments of qualified stated interest, or payments made pursuant to a pro rata prepayment) will generally be viewed first as payments of previously-accrued OID (to the extent thereof), with payments attributed first to the earliest-accrued OID, and then as payments of principal.

  A United States holder generally may make an irrevocable election to include in its income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note, including payments of qualified stated interest, over the amount paid by such United States holder for such Note) under the constant-yield method described above. For Notes purchased at a premium or bearing market discount in the hands of the United States holder, the United States holder making such election will also be deemed to have made the election (discussed below in "--Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant-yield basis.

  A subsequent United States holder of an OID Note that purchases the Note at a cost less than its remaining redemption amount (as defined below), or an initial United States holder that purchases an OID Note at a price other than the Note's issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the United States holder acquires the OID Note at a price greater than its adjusted issue price, such holder may reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The "remaining redemption amount" for a Note is the total of all future payments to be made on the Note other than payments of qualified stated interest.

  Certain of the Notes may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable Pricing Supplement. Notes containing such features, in particular OID Notes, may be subject to special rules that differ from the general rules discussed above. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such Notes since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the purchased Notes.

PREMIUM AND MARKET DISCOUNT

  A United States holder of a Note that purchases the Note at a cost greater than its remaining redemption amount (as defined in the second preceding paragraph) will be considered to have purchased the Note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Note. Such election, once made, generally applies to all bonds held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during its holding period. OID Notes purchased at a premium will not be subject to the OID rules described above. With respect to a United States holder that does not elect to amortize bond premium, the amount of bond premium will be included in the United States holder's tax basis when the Note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize such premium and that holds the Note to maturity will generally be required to treat the premium as capital loss when the Note matures.

  If a United States holder of a Note purchases the Note at a price that is lower than its remaining redemption amount, or in the case of an OID Note, its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the Note will be considered to have "market discount" in the hands of such United States holder. In such case, gain realized by the United States holder on the disposition of the Note generally will be treated as ordinary income to the extent of the market discount that accrued on the Note while held by such United States holder. In addition, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the Note. In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the holder, under a constant yield method.

  A United States holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a Note as ordinary income. If a United States holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

SHORT-TERM NOTES

  The rules set forth above will also generally apply to Notes having maturities of not more than one year ("Short-Term Notes"), but with certain modifications.

  First, the OID Regulations treat none of the interest on a Short-Term Note as qualified stated interest (but instead treat such interest payments as part of the Short-Term Note's stated redemption price at maturity, thereby giving rise to OID). Thus, all Short-Term Notes will be OID Notes. OID will be treated as accruing on a Short-Term Note ratably, or at the election of a United States holder, under a constant yield method.

  Second, a United States holder of a Short-Term Note that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the Short-Term Note as part of a hedging transaction, will generally not be required to include OID in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the Maturity of the Note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a sale, exchange or retirement of the Note as ordinary income to the extent such gain does not exceed the OID accrued with respect to the Note during the period the United States holder held the Note. Notwithstanding the foregoing, a cash-basis United States holder of a Short-Term Note may elect to accrue original issue discount into income on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A United States holder using the accrual method of tax accounting and certain cash-basis United States holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include original issue discount on a Short-Term Note in income on a current basis.

  Third, any United States holder (whether cash or accrual basis) of a Short-Term Note can elect to accrue the "acquisition discount", if any, with respect to the Note on a current basis. If such an election is made, the OID rules will not apply to the Note. Acquisition discount is the excess of the remaining redemption amount of the Note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

  Finally, the market discount rules will not apply to a Short-Term Note.

  As described above, certain of the Notes may be subject to special redemption features. These features may affect the determination of whether a Note has a maturity of not more than one year and thus is a Short-Term Note. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features.

INDEXED NOTES AND OTHER NOTES PROVIDING FOR CONTINGENT PAYMENT

  On June 11, 1996, the IRS released final regulations (the "Contingent Payment Regulations") governing the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). The Contingent Payment Regulations generally require accrual of interest income on a constant yield basis in respect of a contingent debt obligation at a yield determined at the time of issuance of the obligation, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to United States holders of any contingent debt obligations will be provided in the applicable Pricing Supplement.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Paying Agent will be required to file information returns with the IRS with respect to payments made to certain United States holders of Notes. In addition, certain United States holders may be subject to a 31 percent backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the Paying Agent. Persons holding Notes who are not United States holders may be required to comply with application certification procedures to establish that they are not United States holders in order to avoid the application of such information reporting requirements and backup withholding tax.

                             PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use their best efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .750% of the principal amount of Notes to be sold, provided, however, that commissions with respect to Notes maturing in thirty years or greater will be determined at the time of such sale and will be disclosed in the applicable Pricing Supplement.

  The Company may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Unless otherwise specified in the Pricing Supplement applicable to any Note sold to an Agent as principal, such Note will be purchased at a price equal to 100% of the principal or face amount thereof, less a percentage equal to the commission applicable to an agency sale of a Note having an identical maturity. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, as determined by the Agent or, if so agreed, at a fixed public offering price. In addition, subject to the express authorization by the Company in the agreement related to the purchase of such Notes, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price) concession and discount may be changed.

  The Company has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. No commissions will be payable by the Company to any Agent in connection with such sales. The Company may accept (but not solicit) offers to purchase Notes through additional agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement. Such other agents, if any, will be named in the applicable Pricing Supplement.

  An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

  The Company does not intend to apply for the listing of the Notes on a national securities exchange. The Company has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

  Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indenture referred to herein.

  The Agents and/or certain of their affiliates may engage in investment or commercial banking or other transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business. NationsBank of Texas, N.A., an affiliate of NationsBanc Capital Markets, Inc., is a lender under a credit agreement with the Company.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for the Company by Cleary, Gottlieb, Steen & Hamilton, counsel for the Company, or such other attorney of the Company as the Company may designate, and for the Agents by Davis Polk & Wardwell.

  [LOGO OF SOUTHWESTERN ENERGY COMPANY APPEARS HERE]